AMENDMENT

TO

SECOND AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 2nd day of December, 2021, by and between Mason Street Advisors, LLC (the “Adviser”) and BlackRock Advisors, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Second Amended and Restated Investment Sub-Advisory Agreement dated November 28, 2018 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Government Money Market Portfolio (the “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Agreement shall be modified by deleting the fee schedule applicable to the Portfolio as set forth therein and replacing it with the Portfolio fee schedule set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

4. The parties agree that this Amendment and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Amendment and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

BLACKROCK ADVISORS, LLC		MASON STREET ADVISORS, LLC

By:	/s/ Melissa Buccilli	By:	/s/ Bonnie L. Tomczak

Name:	Melissa Buccilli	Name:	Bonnie L. Tomczak

Title:	Director	Title:	President

EXHIBIT A

SCHEDULE A

TO

SECOND AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

BLACKROCK ADVISORS, LLC

As Amended: December 2, 2021

Fee Effective As Of :  TBD

Portfolio	Fee
Government Money Market	First $500 Million in assets: 0.06% of average daily assets
Next $500 Million in assets: 0.04% of average daily assets
Assets over $1 Billion: 0.03% of average daily assets